SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549




                                        FORM 8-K


                                     CURRENT REPORT

                         Pursuant to Section 13 or 15(d) of
                         the Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported)  June 6, 1995
          ______________________________________________________________


                                   PAXAR Corporation
                                   _________________
                (Exact name of registrant as specified in its charter)


          New York                     0-5610               13-5670050
          ______________________________________________________________
          (State or other             (Commission     (I.R.S. Employer
          jurisdiction of              File Number)  Identification No.)
          incorporation or
          organization)

               275 North Middletown Road, Pearl River, New York 10965
               _______________________________________________________
              (Address of principal executive offices)        (Zip Code)

                                   (914) 735-9200
                                   ______________
                 (Registrant's telephone number, including area code:)


             ___________________________________________________________
            (Former name or former address, if changed since last report)

          Item 5. OTHER EVENTS.

               On June 3, 1995, Paxar Corporation (the "Company") entered into a Closing Agreement (the "Closing Agreement") with Odyssey Partners, L.P. ("Odyssey") pursuant to which the Company and Odyssey agreed, among other things, to use their respective best efforts to cause the closing (the "Closing") of the purchase of Monarch Marking Systems, Inc. and related companies ("Monarch") by Monarch Acquisition Corp. (the "Buyer") in accordance with the terms of a Stock Purchase Agreement (the "Stock Purchase Agreement") to be entered into by the Buyer, Pitney Bowes Inc. and certain related companies ("Pitney Bowes"). The Buyer is a newly formed corporation which will at Closing be owned 49.5% by each of the Company and Odyssey and 1% by Thomas Loemker, a Director of the Company. On June 6, 1995, the Buyer and Pitney Bowes entered into the Stock Purchase Agreement providing for the purchase of Monarch in consideration for payment of $127 Million. The Closing is expected to occur on or about June 30, 1995. The Closing Agreement further provides that the Company and Odyssey will each contribute $15 Million in equity capital to the Buyer at the Closing. Mr. Loemker is expected to contribute $303,030 in equity capital to the Buyer. The balance of the purchase price and certain related acquisition costs, approximately $100,000,000, is expected to be raised through a private placement of the Buyer's debt securities or through a bridge financing. In either event, holders of the Buyer's aforementioned debt will be without recourse to the Company or Odyssey in the event of default by the Buyer. In addition, the Closing Agreement provides for the Company and Odyssey to execute at Closing a Stockholders' Agreement, the form of which the Company and Odyssey have agreed upon (the "Stockholders' Agreement").

               The Stockholders' Agreement provides that the Buyer's Board of Directors shall be comprised of eight members, three of whom are designated by the Company ("Company Directors"), three of whom are designated by Odyssey ("Odyssey Directors"), with the remaining two Directors selected by a majority of the Company Directors and the Odyssey Directors. It is anticipated that Mr. Loemker will serve as Chairman of the Board of Directors and until a suitable replacement can be obtained, as the initial chief executive officer of Monarch. The Company and Odyssey have agreed that Mr. Loemker will not be considered a Company or Odyssey director. Substantially all significant corporate actions of the Buyer will require the approval of a majority of the Buyer's Board of Directors, including the affirmative vote of at least two of the Company Directors and at least two of the Odyssey Directors.

               The Stockholders' Agreement provides that during calendar year 1997 the Company and Odyssey shall each have the single

          right to offer to sell all but not less than all of their respective shares of the Buyer to the other. If the parties are unable to agree upon the terms of sale for the shares offered, the offering party may place the Buyer up for sale.

               At anytime commencing January 1, 1998, independent of the rights set forth in the previous paragraph, the Company and Odyssey shall have the right, exercisable on one occasion each, to offer to sell all of their respective shares of the Buyer to the other. The Stockholders' Agreement provides that the terms of sale of the shares shall be established by up to three different appraisers, if necessary. If the offering party does not agree with the final appraised value, the Buyer must be placed up for sale.

               On one occasion on or after July 1, 1999, the Company shall have the right to purchase all but not less than all of Odyssey's shares of the Buyer. The Stockholders' Agreement provides that the terms of the Company's offer to buy Odyssey's shares shall be established by up to three different appraisers if necessary. If the Company does not agree with the final appraised value, the Buyer must be placed up for sale.

               Any sale of the Buyer pursuant to the aforementioned conditions shall take place under the directions of the Board of Directors. Neither the Company nor Odyssey shall have the right to acquire Buyer if it is so placed up for sale without the consent of both.

               The Company has agreed that in the event the acquisition of Monarch is not consummated, it will bear 50% of the fees incurred by or on behalf of the Buyer, including but not limited to legal and accounting fees of Buyer, certain commitment fees to be paid to financial institutions with respect to financing the acquisition of and the ongoing operation of Monarch, and such financial institutions' legal fees. The Company estimates that its share of such fees, through June 30, 1995, will approximate $1.2 million.

          Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

                  None.










                                    SIGNATURES


               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             PAXAR Corporation
                                             Registrant



          Dated: June 22, 1995               By:/s/ Jack R. Plaxe
                                                _________________
                                                Jack R. Plaxe,
                                                Vice President and
                                                Chief Financial Officer
































